Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT TO ETF MASTER SERVICES AGREEMENT

THIS AMENDMENT TO ETF MASTER SERVICES AGREEMENT (this

“Amendment”), effective as of March 25, 2024, by and among Zacks Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain ETF Master Services Agreement dated April 26, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Fund Administration Fee Letter to the Agreement hereby is deleted in its entirety and replaced with Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ZACKS TRUST

By: /s/ Mitch Zacks

Name: Mitch Zacks

Title: President and Chief Executive Officer

ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Gary Tenkman

Name: Gary Tenkman

Title: Chief Executive Officer

Zacks Trust Fund Administration Fee Letter March 25, 2024	Page 1 of 4

Fund Administration Fee Letter

for

the Funds listed on Schedule A each a series of

Zacks Trust

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Zacks Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain ETF Master Services Agreement dated April 26, 2021, and the Fund Administration Addendum dated April 26, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[REDACTED]

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on each Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust or the Adviser. The Trust and each Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers that provide services to the Fund.

3.	ETF Fund Data Web Package (described below)

[REDACTED]

3.	Term
4.1	Initial Term. This Fee Letter shall continue in effect until the expiration of the ETF Master Services Agreement’s Initial Term (the “Initial Term”).

4.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 60 days prior to the end of the Initial Term or the then- current Renewal Term.
Zacks Trust Fund Administration Fee Letter March 25, 2024	Page 2 of 4

4.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de- conversion or liquidation services.

4.4	Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” as defined in the Agreement as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

4.5	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in the Agreement.
5.	Fee Increases

[REDACTED]

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Zacks Trust Fund Administration Fee Letter March 25, 2024	Page 3 of 4

The parties duly executed this Fund Administration Fee Letter dated March 25, 2024.

Zacks Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By: /s/ Mitch Zacks	By:	/s/ Gary Tenkman
Name:	Name:	Gary Tenkman
Title:	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Zacks Investment Management, Inc.
By: /s/ Jane Ji
Name:
Title:
Zacks Trust Fund Administration Fee Letter March 25, 2024	Page 4 of 4

[REDACTED]